Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK

General
This section summarizes the rights of capital stock of Sylvamo Corporation (“Company”), certain provisions of the Company’s amended and restated certificate of incorporation, as amended by a certificate of amendment dated May 20, 2024 (together, the “Certificate of Incorporation”), the Company’s second amended and restated bylaws (“Bylaws”), the Rights Agreement, dated as of November 10, 2025, by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”), and certain provisions of applicable law, including the Delaware General Corporation Law (“DGCL”).
The following description is a summary and is qualified by reference to the Company’s amended and restated certificate of incorporation included as Exhibit 3.1 to the Company’s Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission (“SEC”) on September 28, 2021, the certificate of amendment to the amended and restated certificate of incorporation included as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q filed with the SEC on August 9, 2024, and the Bylaws included as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2025.
The Company’s authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share (“Common Stock”) and 20,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock of the Company.
As of February 3, 2024, the Company had approximately 40.2 million shares of Common Stock issued and outstanding, and no shares of Preferred Stock issued or outstanding.
Equal Status
All Common Stock is identical and entitles the holders thereof to the same rights and privileges.
Voting Rights
A holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder of record on the books of the Company for all matters on which stockholders of the Company are entitled to vote. There is no cumulative voting.
The Bylaws provide the voting requirements for the election of our directors.
The affirmative vote of a majority of the shares of our Common Stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide the election of any directors in a non-contested election. Pursuant to our Bylaws, any director nominee in a non-contested election who fails to receive the requisite majority of votes cast “for” his or her election must tender his or her resignation, and the Board, through its Nominating and Corporate Governance Committee (excluding the nominee in question), will determine whether or not to accept the resignation at its next regularly scheduled meeting. If the resignation is not accepted, our Board will disclose the explanation of its decision through a Form 8-K.
In a contested election, the affirmative vote of a plurality of the shares of our Common Stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide the election of any directors. An election will be considered contested if, as of the record date, there are more nominees for election than positions on the Board to be filled by election at the meeting.
The affirmative vote of a majority of the shares of our Common Stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our Certificate of Incorporation, or under our Bylaws, a different vote is required, in which case such provision will control.
Dividend Rights
Holders of Common Stock will be entitled to participate ratably in any dividends, whether in cash, property, stock or otherwise, that may be declared by the Board from time to time out of assets or funds of the Company legally available for dividends, subject to the prior rights and preferences, if any, that may be applicable to Preferred Stock then outstanding.
Liquidation
Holders of Common Stock will be entitled, upon the Company’s liquidation, dissolution or winding-up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of Preferred Stock.
In the event of any voluntary or involuntary liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of the Company, after all creditors of the Company are paid in full, and after payment of all sums, if any, payable in respect of Preferred Stock, if any, the holders of Common Stock will be entitled to share ratably in all distributions of assets pursuant to such voluntary or involuntary liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of the Company.
Registration Rights
Pursuant to the Cooperation Agreement (the “Cooperation Agreement”), dated as of February 14, 2023 (the “Effective Date”), by and among the Company, Atlas FRM LLC and certain of its affiliates set forth on Schedule A thereto (collectively, the “Atlas Group”), the Company agreed to file a shelf registration statement with the SEC (the “Registration Statement”) covering the public resale of the 6,312,454 shares of the Company’s common stock set forth on the Schedule 13D filed by the Atlas Group and certain affiliated entities on April 25, 2022 (the “Registrable Securities”). The Registration Statement was filed and effective on March 6, 2023. Additionally, the Company agreed to prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep the shelf registration statement continuously effective, available for use to permit the sale of the Registrable Securities included therein and in compliance with the provisions of the Securities Act of 1933, as amended, until the later of (i) the date that is nine months following the expiration of the Cooperation Period (as defined in the Cooperation Agreement) and (ii) the third anniversary of the original effective date of the shelf registration statement. The Cooperation Period has expired and the requirement to keep the registration statement effective will expire on August 13, 2026.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, which is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2023.
Other Rights
Holders of our Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that our Board may designate and issue in the future.
Preferred Stock
Under our Certificate of Incorporation, our Board has the authority, without further action by our stockholders, to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. No shares of Preferred Stock are outstanding.
Rights Agreement – Rights to Purchase Series B Preferred Shares
On November 10, 2025, our Board declared a dividend of one preferred share purchase right (a “Right”), payable on November 20, 2025, for each share of Common Stock outstanding on November 20, 2025 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into the Rights Agreement. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Preferred Stock, par value $1.00 per share (the “Series B Preferred Shares”), of the Company at a price of $215.00 per one one-thousandth of a Series B Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.
Distribution Date; Exercisability; Expiration
Initially, the Rights will be attached to all Common Stock certificates and no separate certificates evidencing the Rights (“Right Certificates”) will be issued. Until the Distribution Date (as defined below), the Rights will be transferred with and only with the shares of Common Stock. As long as the Rights are attached to the shares of Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares of Common Stock will have Rights attached.
The Rights will separate and begin trading separately from the shares of Common Stock, and Right Certificates will be caused to evidence the Rights, on the earlier to occur of (i) the Close of Business (as such term is defined in the Rights Agreement) on the 10th day following a public announcement, or the public disclosure of facts indicating (or the Board becoming aware), that a Person (as such term is defined in the Rights Agreement) or group of affiliated or associated Persons has acquired Beneficial Ownership (as such term is defined in the Rights Agreement) of 15% or more of the outstanding shares of Common Stock (an “Acquiring Person”) (or, in the event the Board determines to effect an exchange in accordance with Section 24 of the Rights Agreement and the Board determines that a later date is advisable, then such later date) or (ii) the Close of Business on the 10th Business Day (as such term is defined in the Rights Agreement) (or such later date as may be determined by action of the Board prior to such time as any Person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer the consummation of which would result in the Beneficial Ownership by a

Person or group of 15% or more of the outstanding shares of Common Stock (the earlier of such dates, the “Distribution Date”). As soon as practicable after the Distribution Date, unless the Rights are recorded in book-entry or other uncertificated form, the Company will prepare and cause the Right Certificates to be sent to each record holder of Common Stock as of the Distribution Date.
An “Acquiring Person” will not include (i) the Company, (ii) any Subsidiary (as such term is defined in the Rights Agreement) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity holding shares of Common Stock for or pursuant to the terms of any such employee benefit plan or (v) any Person who or which, together with all Affiliates and Associates (as such terms are defined in the Rights Agreement) of such Person, at the time of the first public announcement of the Rights Agreement, is a Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (a “Grandfathered Stockholder”). However, if a Grandfathered Stockholder becomes, after such time, the Beneficial Owner of any additional shares of Common Stock (regardless of whether, thereafter or as a result thereof, there is an increase, decrease or no change in the percentage of the shares of Common Stock then outstanding Beneficially Owned (as such term is defined in the Rights Agreement) by such Grandfathered Stockholder) then such Grandfathered Stockholder shall be deemed to be an Acquiring Person unless, upon such acquisition of Beneficial Ownership of additional shares of Common Stock, such person is not the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding. In addition, upon the first decrease of a Grandfathered Stockholder’s Beneficial Ownership below 15% of the shares of Common Stock then outstanding, such Grandfathered Stockholder will no longer be deemed to be a Grandfathered Stockholder. In the event that after the time of the first public announcement of the Rights Agreement, any agreement, arrangement or understanding pursuant to which any Grandfathered Stockholder is deemed to be the Beneficial Owner of Common Stock expires, is settled in whole or in part, terminates or no longer confers any benefit to or imposes any obligation on the Grandfathered Stockholder, any direct or indirect replacement, extension or substitution of such agreement, arrangement or understanding with respect to the same or different Common Stock that confers Beneficial Ownership of shares of Common Stock shall be considered the acquisition of Beneficial Ownership of additional shares of Common Stock by the Grandfathered Stockholder and render such Grandfathered Stockholder an Acquiring Person for purposes of the Rights Agreement unless, upon such acquisition of Beneficial Ownership of additional shares of Common Stock, such person is not the Beneficial Owner of 15% or more of the Common Shares then outstanding.
“Acquiring Person” shall not include any Person which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of shares of Common Stock representing less than 20% of the shares of Common Stock then outstanding, and which is entitled to file, and files, a statement on Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the shares of Common Stock Beneficially Owned by such Person (a “13G Investor”); provided, that a Person shall not qualify as a 13G Investor if it has filed a statement on Schedule 13D (“Schedule 13D”) in the past five years with respect to shares of Common Stock Beneficially Owned by such Person pursuant to Rule 13d-1(a), 13d-1(e), 13d-1(f) or 13d-1(g) of the General Rules and Regulations under the Exchange Act; provided, further, that a Person who was a 13G Investor shall no longer be a 13G Investor if it either (i) files a statement on Schedule 13D or (ii) becomes no longer entitled to file a statement on Schedule 13G (the earlier to occur of (i) and (ii), the “13D Event”), and such Person shall be an Acquiring Person if it is the Beneficial Owner (together with all Affiliates and Associates) of 15% or more of the shares of Common Stock then outstanding at any point from and after the time of the 13D Event; provided, however, such Person shall not be an Acquiring Person if (i) on the first Business Day after the 13D Event such Person notifies the Company of its intent to reduce its Beneficial Ownership to below 15% as promptly as practicable and (ii) such Person reduces its Beneficial Ownership (together with all Affiliates and Associates of such Person) to below 15% of the shares of Common Stock as promptly as practicable (but in any event not later than 10 days from such time); provided, further, that such Person shall become an “Acquiring Person” if, after reducing its Beneficial Ownership to below 15%, it subsequently becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding or if, prior to reducing its Beneficial Ownership to below 15%, it increases (or makes any offer or takes any other action that would increase) its Beneficial Ownership of the then-outstanding shares of Common Stock above the lowest Beneficial Ownership of such Person at any time during such 10-day period.
“Beneficial Ownership” is defined in the Rights Agreement to include any securities (i) which a Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 or 13d-5 of the General Rules and Regulations under the Exchange Act or has the right or ability to vote, or the right to acquire, pursuant to any agreement, arrangement or understanding (except under limited circumstances), (ii) which are directly or indirectly Beneficially Owned by any other Person with which a Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities, or obtaining, changing or influencing control of the Company, or (iii) which are the subject of, or the reference securities for, or that underlie, certain Derivative Positions (as such term is defined in the Rights Agreement) of any Person or any of such Person’s Affiliates or Associates.
The Rights are not exercisable until the Distribution Date. The Rights will expire on the Close of Business on November 9, 2026 (the “Final Expiration Date”).
Exempt Persons and Transactions
The Board may, in its sole and absolute discretion, determine that a Person is exempt from the Rights Agreement (an “Exempt Person”), so long as such determination is made prior to such time as such Person becomes an Acquiring Person. Any Person will cease to be an Exempt Person if the Board makes a contrary determination with respect to such Person regardless of the reason therefor. In addition, the Board may, in its sole and absolute discretion, exempt any transaction from triggering the Rights Agreement so long as the determination in respect of such exemption is made prior to such time as any Person becomes an Acquiring Person.
Flip-in Event
If a Person or group becomes an Acquiring Person at any time after the date of the Rights Agreement (with certain limited exceptions), the Rights will become exercisable for shares of Common Stock having a value equal to two times the exercise price of the Right. From and after the announcement that any Person has become an Acquiring Person, if the Rights evidenced by a Right Certificate are or were acquired or Beneficially Owned by an Acquiring Person or any Associate or Affiliate of an Acquiring Person, such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights. If the Board so elects, the Company may deliver upon payment of the exercise price of a Right an amount of cash, securities, or other property equivalent in value to the shares of Common Stock issuable upon exercise of a Right.
 Exchange
At any time after any Person becomes an Acquiring Person, the Board may exchange the Rights (other than Rights owned by any Person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment). The Company may issue, transfer or deposit such share of Common Stock (or other property as permitted under the Rights Agreement) to or into a trust or other entity created upon such terms as the Board may determine and may direct that all holders of Rights receive such shares of Common Stock or other property only from the trust. In the event the Board determines, before the Distribution Date, to effect an exchange, the Board may delay the occurrence of the Distribution Date to such time as it deems advisable.
Flip-over Event
If, at any time after a Person becomes an Acquiring Person, (i) the Company consolidates with, or merges with, any other Person (or any Person consolidates with, or merges with, the Company) and, in connection with such consolidation or merger, all or part of the Common Stock are or will be changed into or exchanged for stock or other securities of any other Person or cash or any other property; or (ii) 50% or more of the Company’s consolidated assets or Earning Power (as defined in the Rights Agreement) are sold, then proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.
Redemption
At any time prior to the time any Person becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
Amendment
The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, except that from and after such time as any Person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).
Series B Preferred Stock Rights
Each one-thousandth of a Series B Preferred Share will entitle the holder thereof to the same dividends and liquidation rights as if the holder held one share of Common Stock and will be treated the same as a share of Common Stock in the event of a merger, consolidation or other share exchange.
Rights of Holders
Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.
Anti-Takeover Effects of our Certificate of Incorporation, Bylaws and Applicable Law
Certain provisions of our Certificate of Incorporation and Bylaws, as well as certain provisions of Delaware law, may discourage or make more difficult a takeover attempt that any stockholders might consider in their best interest. These provisions may also adversely affect prevailing market prices for our Common Stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares of Capital Stock

Common Stock
The remaining shares of authorized and unissued Common Stock are available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board in opposing a hostile takeover bid.
Preferred Stock
The existence of authorized but unissued Preferred Stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of Preferred Stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our Common Stock.
Removal of Directors; Vacancies
Our Certificate of Incorporation provides that directors may be removed, with or without cause, at any time upon the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock then entitled to vote at an election of directors. Any vacancy in the Board may be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
No Stockholder Action by Written Consent
Our Certificate of Incorporation provides that stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent in lieu of a meeting.
Special Meetings of Stockholders
Our Certificate of Incorporation provides that a special meeting of stockholders may be called only by or at the direction of the chairman of our Board or our chief executive officer, or by our Board pursuant to a resolution adopted by a majority of the Board, or by the corporate secretary upon written request of one or more record holders of our Common Stock representing ownership of 20% or more of our outstanding shares of Common Stock entitled to vote on the business to be brought before the proposed special meeting.
Requirements for Advance Notice of Stockholder Nominations and Proposals
Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our corporate secretary (i) not less than 90 days nor more than 120 days prior to the meeting or (ii) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.
Amendments to Certificate of Incorporation and Bylaws
Our Certificate of Incorporation provides that our Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock then entitled to vote at any annual or special meeting of stockholders.
In addition, our Certificate of Incorporation and Bylaws provide that our Bylaws may be amended, altered or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the Board, or by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock then entitled to vote at any annual or special meeting of stockholders.
Section 203 of the DGCL
Pursuant to our Certificate of Incorporation, we are governed by Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless:
•        prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•       upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•        at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the outstanding voting stock of the corporation. This provision could have an anti-takeover effect with respect to transactions our Board does not approve in advance, as well as potentially discourage takeover attempts that might result in a premium over the market price for the shares of our Common Stock held by stockholders.
Choice of Forum
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the

Company, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed to the Company or the Company’s stockholders by any of the Company’s current or former directors, officers, employees, stockholders or agents, (iii) any action or proceedings asserting a claim arising under the DGCL, our Certificate of Incorporation or Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting or proceeding a claim against the Company that is governed by the internal affairs doctrine. As permitted by Delaware law, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America is, to the fullest extent permitted by law, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, and the rules and regulations thereunder. To the fullest extent permitted by law, each stockholder of the Company is deemed to have notice of and have consented to the provisions of our Certificate of Incorporation related to choice of forum. Neither this provision nor the exclusive forum provision means that stockholders have waived our compliance with federal securities laws and the rules and regulations thereunder.
We have included this exclusive forum provision in our Certificate of Incorporation because such provision, in our view, is in the best interests of the Company and our stockholders for the following reasons: (i) the exclusive forum provision provides that certain intra-corporate disputes will be litigated in Delaware, the state in which the Company is incorporated and whose law governs such disputes; (ii) the Delaware Chancery Court has developed extensive expertise in dealing with corporate law issues, as well as a substantial and influential body of case law interpreting Delaware’s corporate law; (iii) the exclusive forum provision helps us avoid multiple lawsuits in numerous jurisdictions relating to the same dispute, thus preventing corporate resources from being unnecessarily diverted to address duplicative, costly and wasteful multi-forum litigation; (iv) the exclusive forum provision provides value to the Company and our stockholders by facilitating consistency and predictability in litigation outcomes and reducing the risk that the outcome of cases in multiple jurisdictions could be inconsistent, even though each jurisdiction purports to follow Delaware law; (v) the exclusive forum provision does not materially change the substantive legal claims or remedies available to our stockholders, but rather only regulates the forum in which stockholders may file claims relating to certain specified intra-corporate disputes; and (vi) our Board has the ability to consent to an alternative forum in appropriate circumstances where the Board determines that the interests of the Company and our stockholders are best served by permitting a particular dispute to proceed in a forum other than Delaware.
Limitation of Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation contains provisions permitted under the DGCL relating to the liability of directors and officers. These provisions eliminate directors' and officers' personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:
•       any breach of the director’s or officer's duty of loyalty to the Company or its stockholders;
•        acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•        With respect to directors only, Section 174 of the DGCL (unlawful dividends);
•        With respect to officers only, any action by or in right of the Company; or
•        any transaction from which the director or officer derived an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director or officer unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s or officer's fiduciary duty. These provisions do not alter a director’s or officer's liability under U.S. federal securities laws. The inclusion of this provision in our Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors and officers for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.
Our Certificate of Incorporation and Bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law. Our Bylaws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, against all liability and loss suffered and expenses (including attorneys’ fees) incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to pay the expenses (including attorneys’ fees) actually and reasonably incurred by our directors and officers in advance of the final disposition to enable them to defend against such proceedings.
Listing
Our shares of Common Stock are listed on the NYSE under the symbol “SLVM.”
Transfer Agent and Registrar
The transfer agent and registrar for the Company’s Common Stock is Computershare Inc. The contact information for the transfer agent and registrar is:
Computershare Inc.
150 Royall Street
Canton, MA 02021
Tel: 1-866-735-0665.